Free Writing Prospectus dated May 22, 2007
Filed Pursuant to Rule 433
Registration Statement Nos. 333-143138 and 333-128689
$1,000,000,000 Floating Rate Notes due May 22, 2009

Issuer:	Residential Capital, LLC
Form of Offering:	SEC Registered
Ratings (Moody’s/S&P/Fitch):	Baa3/BBB-/BBB
Principal Amount:	$1,000,000,000
Maturity:	May 22, 2009
Coupon:	3-month USD LIBOR plus 1.10% (110 bps) initially set based on LIBOR May 23, 2007
Price to Public:	100%
Underwriting Commission:	0.200%
Interest Payment and Reset Dates:	Quarterly on the 22nd of February, May, August, and November, commencing August 22, 2007
Day Count Convention:	Actual/360
Trade Date:	May 22, 2007
Settlement Date:	May 25, 2007 (T+3)
Denominations:	$2,000 x $1,000
CUSIP:	76114EAB8
ISIN:	US76114EAB83
Joint Bookrunners:	Banc of America Securities LLC, J.P. Morgan Securities Inc., RBS Greenwich Capital
Co-managers:	Bear Stearns, BNP Paribas, HSBC, Lehman Brothers, Societe Generale

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or e-mailing dg.prospectus_distribution@bofasecurities.com, by calling J.P. Morgan Securities Inc. collect at 212-834-4533, or by calling RBS Greenwich Capital toll-free at 1-866-884-2071.

$1,250,000,000 of 6.500% Senior Notes due June 1, 2012

Issuer:	Residential Capital, LLC
Form of Offering:	SEC Registered
Ratings (Moody’s/S&P/Fitch):	Baa3 / BBB- / BBB
Principal Amount:	$1,250,000,000
Final Maturity:	June 1, 2012
Coupon:	6.500%
Public Offering Price:	99.636%
Yield:	6.586%
Spread To Treasury:	+ 183 bps
Benchmark Treasury:	4.50% due 4/30/12
Treasury Spot:	98-28.25 (4.756% yield)
Gross Fee:	0.400%
Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2007
Day Count Convention:	30/360
Trade Date:	May 22, 2007
Settlement Date:	May 25, 2007 (T+3)
Denominations:	$2,000 x $1,000
CUSIP:	76114EAC6
ISIN:	US76114EAC66
Joint Book-Running Managers (Underwriting Amount):	Banc of America Securities LLC (28.33%) J.P. Morgan Securities Inc. (28.33%) RBS Greenwich Capital (28.33%)
Co-Managers (Underwriting Amount):	Bear Stearns (3.0%) BNP Paribas (3.0%) HSBC (3.0%) Lehman Brothers (3.0%) Societe Generale (3.0%)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or e-mailing dg.prospectus_distribution@bofasecurities.com, by calling J.P. Morgan Securities Inc. collect at 212-834-4533, or by calling RBS Greenwich Capital toll-free at 1-866-884-2071.